Exhibit 99.2

FISCAL 2018 SECOND QUARTER CONFERENCE CALL TRANSCRIPT

February 5, 2018 / 05:00 PM EST

On February 5, 2018, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2018 second quarter, ended December 31, 2017. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

James R. Storey Premier, Inc. – VP of IR

Susan D. DeVore Premier, Inc. – President, CEO & Director

Michael J. Alkire Premier, Inc. – COO

Craig S. McKasson Premier, Inc. – CFO and Senior VP

CONFERENCE CALL PARTICIPANTS

Donald Houghton Hooker KeyBanc Capital Markets Inc., Research Division – VP and Equity Research Analyst

Elizabeth Hammell Anderson Evercore ISI, Research Division – Associate

Eric R. Percher Nephron Research LLC – Research Analyst

Eric White Coldwell Robert W. Baird & Co. Incorporated, Research Division – Senior Research Analyst

James John Stockton Wells Fargo Securities, LLC, Research Division – Director & Senior Equity Research Analyst

Lisa Christine Gill JP Morgan Chase & Co, Research Division – Senior Publishing Analyst

Mohan A. Naidu Oppenheimer & Co. Inc., Research Division – MD and Senior Analyst

Richard Collamer Close Canaccord Genuity Limited, Research Division – MD & Senior Analyst

Sean Wilfred Dodge Jefferies LLC, Research Division – Equity Analyst

Sean William Wieland Piper Jaffray Companies, Research Division – MD and Senior Research Analyst

Stephanie July Davis Citigroup Inc, Research Division – VP & Senior Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Premier Fiscal Year 2018 Second Quarter Results Conference Call. (Operator Instructions) I would now like to introduce your host for today’s conference, Mr. Jim Storey, Investor Relations. Sir, you may begin.

PREMIER, INC.

Fiscal 2018 Second Quarter Conference Call Transcript

James R. Storey - Premier, Inc. - VP of IR

Thank you, Skyler, and welcome, everyone, to Premier, Inc.’s Fiscal 2018 Second Quarter Conference Call. Our speakers today are Susan DeVore, President and Chief Executive Officer; Mike Alkire, Chief Operating Officer; and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance, provide an operations update and discuss our outlook for the remainder of the year.

Before we get started, I want to remind everyone that copies of our earnings release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2017 Form 10-K and our fiscal 2018 quarterly report on Form 10-Q, which we expect to file soon. We encourage you to review these detailed safe harbor and risk factor disclosures.

Please also note that where appropriate, we will refer to non-GAAP financial measures to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release, in the appendix of the supplemental slides accompanying this presentation and in our earnings release Form 8-K, which we expect to furnish to the SEC soon.

Now let me turn the call over to Susan DeVore.

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Thanks, Jim, and welcome, everyone, to our fiscal second quarter conference call. I’ll begin today with an overview of our second quarter performance. I also want to spend some time talking about our evolving long-term vision and go-forward strategy, which we believe uniquely positions Premier as a continuing leader in health care transformation. Mike will then provide an operational update, followed by Craig, who will walk through the financial aspects of the quarter and update you on our outlook for the remainder of the fiscal year.

I’m very pleased to report that Premier continued to deliver consistent financial and strategic growth across our businesses in the fiscal second quarter, partnering with health systems to achieve continuous improvement in the areas of cost, quality, safety and value-based care. We met or exceeded management’s financial and strategic objectives for the quarter. At a more macro level, we are also encouraged by the recent patient utilization trends, and we believe that the appointment of Alex Azar as the new HHS Secretary will reestablish the momentum within CMS toward the implementation of value-based payment and delivery models. We’re excited about the unique vertical and horizontal integration going on in the industry, and we think we’re well-positioned to capitalize on the infrastructure, technology, data and implementation needs of these complex organizations.

So let’s look at some of our specific achievements during the quarter. We delivered 19% year-over-year revenue growth in Supply Chain Services with net administrative fees revenue up 23%, legacy net administrative fees revenue increasing 5%, and products, up 14%. Performance Services revenue grew according to our expectations. We continue to expect sequential revenue growth in the back half of the year, and we’re diligently managing the business to address the future challenges of our health care systems.

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Fiscal 2018 Second Quarter Conference Call Transcript

We continue to maintain a strong balance sheet and minimal leverage, giving us the ongoing flexibility to build or acquire strategic assets in the marketplace while simultaneously returning value to our stockholders.

With respect to returning value to stockholders, we executed on our $200 million stock repurchase plan announced in October, and we continue to implement the plan in the current quarter. We also expect the stock repurchase program along with tax reform to positively impact non-GAAP adjusted fully distributed earnings per share. We are raising fiscal full year guidance for this financial measure accordingly while reaffirming existing guidance ranges for our other financial metrics. And we continue to win in the marketplace, from introducing new supply chain capabilities in our GPO to expanding and winning new relationships, to earning top accolades from KLAS, to outperforming the industry in Medicare ACO shared savings and bundled payments. Mike will touch more on these and other business developments in a few minutes.

Now looking at the longer term, I believe Premier remains uniquely differentiated in our ability to lead the transformation across our industry, leveraging our deep data assets, innovative technologies, aligned member channel and strong supplier relationships as we continue to refine our capabilities and expand our scale.

I believe Premier stands at the epicenter of the rapid change occurring in our industry, characterized by mounting costs and regulatory challenges, by innovative technologies, new market entrants and unique business combinations. We thrive on change and we anticipate it. And that’s what I want to talk to you about today. The marketplace forces that are driving change and how we, at Premier, are leveraging them to capitalize on future growth opportunities. For purposes of today’s discussion, I’ve condensed many forces down to 3 interrelated trends.

First is the continuing movement to value-based care. Although our nation’s health care transformation will always be subject to periodic market and regulatory uncertainties, we believe the long-term journey to value-based delivery and payment will continue. This means patient care is migrating to new and different settings as providers seek to improve quality of care and reduce cost. Premier recognized and embraced this trend years ago. Our capital allocation over the past few years reflects this. It’s why we acquired Innovatix and Essensa and we continue to build and enhance our alternate site GPO business. It’s why we acquired and integrated CECity to better capture clinical and performance capabilities and data assets in the ambulatory setting. These acquisitions, along with others that we’ve completed as well as ongoing internal development, have positioned Premier to serve the entire integrated delivery system with end-to-end solutions, addressing provider and consumer needs wherever they emerge across the health care continuum. Our deep data assets and wrap-around advisory services also play a very important role in helping health systems transition to value-based payment models.

Second is the fact that the rapid growth of digital transformation is occurring at nearly every touch point of health care, from optimization of electronic health records to the growth of predictive analytics, machine learning and consumer-focused demand for connectivity and transparency. As a result, deep analytic capabilities are critical prerequisites to enabling cost management and clinical improvement across the entire health system. All of this is powered by access to large, detailed and credible data assets. Looking at Premier several years ago, we built a data analytics platform. It’s vendor-agnostic and payer-neutral.

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Fiscal 2018 Second Quarter Conference Call Transcript

We take disconnected data from disparate sources across our member health care providers, and we pull it into a unified data set that can be used to drive actionable business intelligence, pushing these insights back out to our members in the form of improvement opportunities. As this digital transformation trend continues to evolve, we see growing opportunities to connect our analytics and data sets to workflow capabilities and emerging technologies like precision medicine, blockchain technology and machine learning to optimize performance across the entire health system.

And a third force impacting our industry is integration and consolidation among key stakeholders across our industry: payers, employers, providers, distributors, manufacturers. They’re working together to address health care cost and quality improvement. We believe Premier sits in the nexus of these stakeholders and has the ability to provide the best infrastructure to directly enable sustainable cost reduction and clinical improvement for these complex organizations. Since going public over 4 years ago, we have further built our infrastructure and capabilities to enhance our supply chain assets, our technology assets, our data assets and our advisory capabilities.

Looking forward, I see the opportunity to accelerate and expand our leadership position by transforming Premier into an end-to-end supply chain and clinical performance solutions provider. So what does that mean?

In Supply Chain Services, being an end-to-end provider translates to owning total supply chain outcomes with our members, implementing our workflow and analytics capabilities, our strategic sourcing strategy and services, and leveraging partners to enhance our front-end electronic procurement and back-end logistics and distribution capabilities.

In Performance Services, we plan to combine cognitive computing capabilities, detailed analytics, advisory services and collaboratives with connectivity to clinical workflow. We expect this to enable Premier to extend our capabilities in enterprise clinical analytics and transformation initiatives across healthcare providers. It would also provide a comprehensive platform on which to build precision medicine and applied sciences initiatives, which in turn, we could leverage to create market and customer expansion opportunities.

So as we look to enhance Premier’s position as a health care performance improvement leader in this changing marketplace, we are also evaluating our options as they relate to capital allocation and our acquisition, partnering and build strategies. As I stated at JPMorgan last month, we’re planning to deploy capital in some different ways moving forward. In terms of enhancing our electronic procurement capabilities, in deepening our partnerships for logistics and fulfillment, in ambulatory data integration, in research and applied sciences, in predictive analytics and precision medicine.

Our strategic path forward is supported by our flexible balance sheet and our strong cash flow. And our solutions remain focused on enabling healthcare providers to succeed in their continuing journey to higher quality, more cost-effective health care. Thanks so much. Now here’s Mike Alkire, our Chief Operating Officer.

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Fiscal 2018 Second Quarter Conference Call Transcript

Michael J. Alkire - Premier, Inc. - COO

Thank you, Susan, and thank you all for joining our call. Today, I want to review our operational performance as we continue towards our consistent goal of delivering highly differentiated value to health care providers, value that we believe translates to long-term growth for our stockholders.

As Susan just discussed, we continue to enhance and evolve our diversified business model that spans supply chain services, integrated pharmacy, cloud-based informatics products, integrated analytics, advisory services and performance improvement collaboratives.

In Supply Chain Services, for instance, we are rolling out a new national committed buying program designed to provide significant cost savings to highly-committed members who are able to coordinate supply chain decisions and maintain standardization across their facilities. By introducing this concentrated buying program, we are leveraging our contracting platform to achieve best-in-market pricing in every chosen category, driving down costs for our most committed members while delivering additional volume and contract penetration for contracted suppliers. We believe the incremental value that will be delivered through this program to health care providers will drive future revenue growth, maintain retention rates and enable additional recruiting opportunities. We expect this program to launch in April.

We’re also continuing to gain traction with our academic health system strategy and have initiated engagements with 2 additional academic health systems since we last spoke last quarter. We just expanded our relationship with a regional academic health system, a long-term GPO partner that is launching a total cost management initiative supported by Premier’s Advisory Services. In addition, we recently announced that University of Louisville Hospital, an academic teaching and research hospital, is partnering with Premier to drive high-value care delivery using a customized bundle of enterprise-wide performance improvement and supply chain services offerings.

We now are working with more than 60 academic health systems, including several that have joined or expanded their relationship with Premier in the past year, and we are pleased by the active pipeline of academics continuing to express interest in joining.

Among our other recent successes, we announced that Medicare accountable care organizations, supported by Premier’s population health collaborative, outperformed their peers by 57% in achieving shared savings during the most recent measurement periods. If all Medicare ACOs performed at the same level as our collaborative members, we estimate that Medicare could have doubled the savings achieved for its ACO programs to $4 billion since 2012.

Separately, Premier was just named the Best Strategy, Growth and Consolidation Consulting organization by KLAS for the second straight year in the research firm’s 2018 Best in KLAS Software & Services report. In recent years, we have consistently been recognized by KLAS as a top performer in many of its surveys and reports.

As we move forward, our growth strategy includes ongoing integration synergies to maximize efficiencies and to appropriately align resources with our growth objectives. As part of this process, we have implemented some personnel adjustments, including a modest reduction in force that we will expect to be largely completed by the end of the month. Craig will discuss the financial impact of this effort shortly.

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Fiscal 2018 Second Quarter Conference Call Transcript

Before closing, I want to reiterate that we are encouraged by the new HHS Secretary, who has voiced strong support for value-based payment programs. We expect Mr. Azar to work closely with the FDA to lower the barriers-to-entry for generic, biosimilar and other drugs as well as advance other policies to create a more competitive pharmaceuticals market.

We also applaud the recent CMS decision to launch the next generation of its bundled payment program, which includes 29 inpatient and 3 outpatient procedures. Under this voluntary program, patients will be at risk for cost and quality of care over an entire 90-day episode and clinicians also will be eligible to qualify for a 5% Medicare payment bonus. We are in discussions with current and prospective members and expect many of them to apply for this program.

Premier has worked with hundreds of providers on bundled payments, and we’ve found that those organizations work with Premier under CMS’ Comprehensive Care for Joint Replacement Model performed 35% better than all other participating hospitals in achieving shared savings.

Let me conclude by saying that we are continuing to invest in the future from a position of financial stability and strength. Our health care providers look to Premier to develop and deliver the cost, quality, safety and value-based care solutions that enable their success today and in the future.

Thank you for your time today. Now let me turn the call over to Craig McKasson, our Chief Financial Officer.

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Thanks, Mike. Now let’s walk through the quarter’s performance in more detail. From a GAAP standpoint, consolidated net revenue of $411.4 million increased 15% from a year ago.

Supply Chain Services net revenue increased 19% to $324.9 million. Net administrative fees revenue increased $30.3 million or 23% to $159.3 million from the same period a year ago, driven by contributions from the Innovatix and Essensa businesses and contract penetration of our existing members.

Legacy year-over-year net administrative fee revenue growth in the second quarter was 5%, which included a revenue recovery settlement from a supplier. As historically discussed, our administrative fees revenue is effectively recognized on a cash basis and is subject to periodic variability based on the timing of cash receipts, including revenue recoveries, which are a routine part of our GPO. Excluding this recovery in the second quarter, the rate of growth in our legacy GPO business was consistent with the first quarter and primarily results from lower patient utilization over the summer months that we have previously discussed.

Our products business within Supply Chain Services grew second quarter revenue 14% from a year ago to $162.1 million, with both the integrated pharmacy and direct sourcing businesses achieving double-digit growth. Turning to Performance Services, as expected, second quarter revenue increased sequentially over first quarter while reflecting growth of 1% from the same period a year ago. We experienced growth in the company’s informatics and technology services business primarily related to our cost management solutions, and we also saw growth in ambulatory quality solutions.

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Fiscal 2018 Second Quarter Conference Call Transcript

Turning now to profitability, due almost entirely to the one-time remeasurement of deferred taxes resulting from the Tax Cuts and Jobs Act, GAAP net income totaled $19.8 million compared with $246.2 million a year ago. After a GAAP-required noncash adjustment of $317.9 million to reflect the decrease in the redemption value of limited partners’ Class B common unit ownership, we reported a GAAP loss of $1.66 per share. Consolidated non-GAAP adjusted EBITDA of $133.5 million for the quarter represents a 9% increase from a year ago.

From a segment perspective, the 11% increase in Supply Chain Services non-GAAP adjusted EBITDA primarily reflects growth in net administrative fees revenue. Growth was partially offset by increased salaries and benefits associated with the December 2016 acquisition of Innovatix and Essensa. Additionally, prior year non-GAAP adjusted EBITDA included a $5.6 million noncash adjustment for cash collections not recognized as revenue on a GAAP basis due to a purchase accounting adjustment and included $4.1 million in equity in net income of Innovatix as it was historically accounted for as an unconsolidated affiliate up through the date of acquisition.

In Performance Services, the 2% decrease in segment non-GAAP adjusted EBITDA was impacted by prior year performance-based Advisory Services revenue recognition as well as an increase in cost of sales primarily related to an increase in staffing and costs to support growth. Corporate non-GAAP adjusted EBITDA reflects a 3% expense increase in the second quarter.

Second quarter non-GAAP adjusted fully distributed net income of $70 million increased 7% from the same period a year ago and non-GAAP adjusted fully distributed earnings per share totaled $0.50, an increase of 9% from a year ago.

Looking at liquidity, cash flow from operations for the 6-month period was $206.5 million compared with $138.4 million last year. The increase is primarily driven by growth in net income due largely to an increase in net administrative fees revenue as well as decreased outflows related to working capital needs.

Non-GAAP free cash flow for the 6-month period totaled $122.2 million, which represents approximately 48% of non-GAAP adjusted EBITDA for the period and compares with $59.4 million a year ago. The increase is primarily related to the same factors driving the growth in cash flow from operations. We currently expect tax reform to positively impact fiscal 2018 non-GAAP free cash flow by approximately $20 million or about 4% as a percentage of fiscal 2018 non-GAAP adjusted EBITDA. From a balance sheet perspective, our cash and cash equivalents totaled $163 million at December 31, 2017, compared with $156.7 million at June 30, 2017, and we had an outstanding balance of $200 million on our 5-year, $750 million revolving credit facility at quarter end.

Through the end of the quarter, we purchased approximately 2.6 million shares of Class A common stock for $74.7 million at an average price of $28.96 per share under our ongoing $200 million stock repurchase program. Assuming full completion of the program by the end of the fiscal year, we estimate an increase of $0.03 to $0.05 in non-GAAP adjusted fully distributed earnings per share.

Now let’s turn in more detail to our guidance. Today, we are increasing our fiscal 2018 financial guidance range for non-GAAP adjusted fully distributed earnings per share to $2.24 to $2.37 based on the $0.03 to $0.05 from the stock repurchase program and the expected tax reform impact of approximately $0.23 per share.

PREMIER, INC.

Fiscal 2018 Second Quarter Conference Call Transcript

As a reminder, we guide to non-GAAP adjusted fully distributed earnings per share as a result of our corporate structure and our quarterly member-owner share exchange process. This non-GAAP measure assumes that all of the company’s Class A and Class B common shares are held by the public and included in the share count determination. Further, income taxes are calculated as though the entire company is a taxable C corporation. I would like to point out that because of the impact of tax reform, beginning on January 1, 2018, the effective corporate tax rate used in our non-GAAP adjusted fully distributed earnings per share calculation will decrease from a rate of 39% in the first half of the fiscal year to a rate of 25% in the second half of the fiscal year and beyond. This will result in a blended rate of 32% for fiscal 2018 on a full-year basis.

Based upon first half performance and our current outlook and assumptions for the remainder of the year, we are reaffirming our previous guidance ranges for consolidated net revenue, Supply Chain Services segment revenue, Performance Services segment revenue and non-GAAP adjusted EBITDA.

Looking at the components of consolidated net revenue, our current expectation is that Supply Chain Services segment revenue will perform above the midpoint of full year guidance. Additionally, based on the fiscal first half performance and current expectations for the second half of the year, we are raising our assumption for fiscal full year products revenue growth to 14% to 18% from the 9% to 13% previously.

We currently expect administrative fees revenue growth to stabilize in the second half of the year and are reaffirming our previous assumptions for fiscal full year net administrative fees revenue growth at 13% to 17% for overall net administrative fees revenue and at mid-single-digit growth for the legacy business. We base our outlook for stabilization on the following 3 factors.

First, in October and November, we began hearing anecdotal commentary from our members that patient utilization rates were improving after the summer slowdown. This commentary has intensified from several members in recent months. Second, our ongoing review of discharge data shows moderating utilization trends in both inpatient and outpatient volumes between the periods affecting our first and second quarters. And third, the nation continues to deal with an unusually severe flu season this year, which we believe is positively affecting health care admissions and utilization. As a reminder, since we record administrative fees revenue on a cash basis, our revenues are generally recognized on approximately a 1-quarter lag to patient utilization trends due to the inherent lag in reporting and receipt of cash from our contracted suppliers.

Turning to our Performance Services segment. We expect full year revenue to be below the midpoint of guidance given the current year impact of regulatory uncertainty. We do continue to expect revenue to be more heavily weighted in the third and fourth quarters primarily related to ambulatory regulatory reporting and the timing of performance-based Advisory Services engagements.

Looking at non-GAAP adjusted EBITDA, we currently expect full year performance toward the lower end of the guidance range given the soft patient utilization during the summer months and the current year impact of regulatory uncertainty.

We expect the personnel adjustments that Mike highlighted, including the modest reduction in force, to produce pretax cost savings approximating $13 million to $14 million on an annual run rate basis. We expect to incur a pretax charge related to the reduction in force of approximately $5.2 million, which will be expensed in the current quarter ending March 31. Approximately 75 positions or 3% of total

PREMIER, INC.

Fiscal 2018 Second Quarter Conference Call Transcript

employees, are impacted by these personnel adjustments, and the majority of the affected positions are in our Performance Services segment and relate to further integration synergies and efforts to realign resources for future growth areas.

Finally, I would like to provide a brief update on our ongoing quarterly exchange process. Following our most recent exchange on January 31, our company is currently owned approximately 40% by the public and 60% by our member health systems. On February 1, approximately 1 million Class B units were exchanged on a one-for-one basis for shares of Class A common stock. Our next quarterly exchange occurs on April 30. With that, let me turn the call back over to Susan.

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Thanks, Mike and Craig. Before opening the call to questions, I’d just like to reiterate that I am pleased with the progress that we’re making in this market environment, and I’m very excited about our future strategy evolution. I remain confident about Premier’s longer-term opportunities as our market continues to grow and evolve. I believe we have a unique and powerful combination of supply chain, clinical improvement and technology and data assets, which, when combined with our advisory capabilities, our strong balance sheet and aligned member channel, can be leveraged to deliver compelling value far into the future. Good for the company and good for all our stockholders.

Thank you for your time today. And operator, could you please open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Jamie Stockton with Wells Fargo.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

I guess, maybe the first one. Mike, you mentioned that you guys are going to be kicking off this new committed buying program. Could you give us maybe some rules of thumb for the type of health system that would fall into that bucket versus maybe one that would not within your base?

Michael J. Alkire - Premier, Inc. – COO

Sure. So Jamie, just let me reiterate. This program is intended to drive the highest level of commitment in savings for our members through these aggregated purchases. The types of organizations that will participate are those organizations that can standardize, that truly manage their supply chain centrally and are able to drive high levels of commitment, which, obviously, our most sophisticated health care systems can. We also are going to expect them to have the data capabilities to share with us their performance and their ability to actually hit the right commitment level. So we think a high percent of our health care systems are actually going to be able to participate given that many of them already participate in our current ASCEND program anyways.

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Fiscal 2018 Second Quarter Conference Call Transcript

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

I mean, is the goal of this — I mean, it’s obviously for the health system, just to help them buy more through your contracts and get lower supply spending as a result of it. For Premier, should we see contract compliance, or whatever you want to call it, go up as a result of this? I mean, it’s not just taking people that have high compliance already and moving them into this program, but maybe getting them to achieve in higher levels?

Michael J. Alkire - Premier, Inc. - COO

Yes. So we expect everyone in this program to drive higher levels of penetration on those contracts. So they’re going to be, obviously, leveraging our contracts more than they currently do. Jamie, we also think that we’re going to be able to create a much significant differentiation in the market, which is going to allow for us to recruit more effectively against our competitors.

James John Stockton - Wells Fargo Securities, LLC, Research Division - Director & Senior Equity Research Analyst

Okay, that’s great. And then maybe just one more. Craig, the benefit that you guys saw with the kind of legacy GPO business this quarter, recouping some revenue from a supplier that maybe you didn’t otherwise expect. Can you just give us a sense for the timing of when you theoretically missed out on that revenue historically?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Sure, Jamie. So revenue recoveries are a routine part of our GPO as I stated in my prepared remarks. We, generally, in any fiscal year, will have approximately 1% to 1.5% of our administrative fees at any given year coming from revenue recoveries. Those recoveries tend to be oftentimes the identification of a system issue or something, where there was underreported sales and can cross multiple years, actually, in terms of the timing that we get. And so it’s just a function of timing within a fiscal year when those arrive, but our full year forecast would still be in line with what we typically expect for revenue recoveries.

Operator

The next question comes from Lisa Gill with JPMorgan.

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Susan, I just wanted to start with a comment that you had around the Performance Services and talking about ambulatory quality solutions coming in Q3. Can you just — at this point, have you seen those sales start to come in as we’re almost halfway through Q3? Or is it still your anticipation that you’re going to see it in Q3?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

So we’re already seeing some of the sign-ups, if you will, for the reporting that’s going to happen at the end of Q3. And we do still think that the increase that we have seen in prior years will play out in Q3.

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Fiscal 2018 Second Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Lisa, this is Craig. Just quickly, I’ll just remind that the way the revenue recognition works on that ambulatory quality reporting is we actually recognize the revenue once the reports are submitted to CMS, which is at the end of the quarter. So what we’ve been tracking is the registrations and the submissions, but the actual recognition will occur at the point that those happen at the end of the quarter.

Lisa Christine Gill - JP Morgan Chase & Co, Research Division - Senior Publishing Analyst

Okay, that’s helpful. And then secondly, Craig, as we think about the workforce reductions, you talked about the severance costs. But the $13 million to $14 million, do we think about that as a run rate going into next year? And how much of that benefit will you actually see in fiscal ’18?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, it’s a great question. So what I would tell you is, given where we are in our current fiscal year, the impact of severance effectively offsets the savings that we would get in the current year. And then the $13 million to $14 million is an annualized run rate, so if you think about that for fiscal 2019.

Operator

Our next question comes from Richard Close with Canaccord Genuity.

Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD & Senior Analyst

Susan, thanks for sharing your vision there. With respect to the longer term vision, you did rattle off some areas of interest. Can you dive in a little bit deeper into those as it goes across supply chain and the Performance Services?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes. So I talked about it a little bit at JPMorgan as well. But our view is that we have tremendous core capabilities in Supply Chain and Performance Services. We’ve acquired a lot of tuck-in acquisitions. We’ve built out a lot of analytics and GPO and clinical improvement capabilities. I think on the supply chain side, Richard, we’re now interested in connecting what we have to additional future state technologies on the front end and then connecting it more deeply to some of the back-end logistics and distribution and fulfillment so that we can go to our health care systems, and they’re asking for this, and say, “You know what? You’ve got total supply chain costs of x. We can help you with front-end electronic procurement, with middle of the process sourcing, with back-end distribution through partners and we can own your total supply chain spend with you, and we can take those numbers down significantly.” So that’s our vision on the supply chain side and it needs to be connected to ERP and workflow.

On the Performance Services side, it’s a similar point of view, which is, we have a lot of analytics, we have a lot of advisory capabilities in collaboration. We’d like to bring additional future state technologies, machine learning, cognitive computing and get to an end-to-end connectivity of those analytics with workflow. Our members are asking for, given the size of our data sets, for more precision medicine support, and we also think there are additional customer channels. So we wanted to start to lay out that some of our capital deployment will be along those 2 lines as it relates to the segments.

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Fiscal 2018 Second Quarter Conference Call Transcript

Richard Collamer Close - Canaccord Genuity Limited, Research Division - MD & Senior Analyst

And just a follow-up to that. In terms of the capital deployment, does that come mostly through internal development or M&A? And then any timeline in terms of these initiatives in terms of driving accelerated revenue growth?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, so it’s a continuous process for us and it includes both organic technology development and other development on our own as well as acquisitions and, potentially, partnering. And so we — as always, we are constantly evolving and refining our strategy going forward, and we’ll continue to do that. This is a big, bold strategy on both the supply chain side and the Performance Services side, Richard, so it will take some time to play itself out.

Operator

Our next question comes from Eric Percher with Nephron Research.

Eric R. Percher - Nephron Research LLC - Research Analyst

Susan, I’d like to follow up where you just ended. So your commentary over the last 30 days seems notable, and I want to make sure I’m giving the right weight to it. Is this in part that you expect that we may see a different type of partnership as well as the internal capital allocation? Is there — can you give us a little bit more on what you’re preparing for?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Eric, all options are on the table. So for us, this means really taking the capabilities we have and figuring out what we need to add to it to extend. So the goal is to own the supply chain metric with the health system and to own their clinical improvement and cost metrics with the health system and bring real scale and integration to those activities, which are pretty fragmented today. I mean, our health systems are saying, “I’ve got multiple partners, I’ve got multiple tools. I need an integrated way of solving these big challenges, particularly in this environment of cost pressure.” So as I said, I think it’ll be organic development, it will be acquisitions, it will be potential partnerships for us to really be able to get to this end-to-end set of solutions. And we think this will be disruptive as we think about our competitors in this space. They’re not in the same position we are to be inside the health care system really driving the end-to-end.

Eric R. Percher - Nephron Research LLC - Research Analyst

So you’re taking on a lot there. And then let me add one more to that, which is your commentary about integration across the industry. Does that view extend to payers as well and do you see a role to be played as well for the payer community or an impact from consolidation that we’re seeing within the payer community?

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Fiscal 2018 Second Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, it’s a great question. And when we look at the provider consolidation first, you see bigger, more complex organizations that we think will have even greater need for these integrated, standardized, unfragmented set of solutions but also, payers and, potentially, pharma or suppliers who would have a lot of interest in the data sets and the improvement activities. Because we see in the market more and more partnering between and among providers and payers and distributors and manufacturers, and we think, again, we’re in a pretty unique position that help capitalize on that. So yes, it would be a potentially additional customer base, too.

Operator

Our next question comes from Stephanie Davis with Citi.

Stephanie July Davis - Citigroup Inc, Research Division - VP & Senior Analyst

Could you walk us through the puts and takes of second half EBITDA, just given the solid beats year-to-date? Is that primarily restructuring-driven or is there — there’s an element of conservatism in the numbers?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Not restructuring driven. So as I indicated, the restructuring impact will effectively net itself out in fiscal ‘18. So as we look at adjusted EBITDA contributions on the back half of the year on a consolidated basis, there’s a little bit of improvement in the second half of the year, vis-à-vis the first half of the year to get to overall ranges. And some of that comes from the lower administrative fee growth that we saw in the first half, and we expect, as I mentioned, for that to stabilize in the second half of the year. And given the profitability of the administrative fee model in that part of our business, that’ll help drive some of the EBITDA in the second half. Secondarily, as we’ve talked about consistently, the way that our Performance Services business will operate this year is we’ll have sequential improvement in the back half of the year. The ambulatory regulatory reporting that we talked about is a higher margin business. So in the third quarter, we do see that pull through an improvement in Performance Services. And then we have some performance-based engagements we anticipate to contribute in the fourth quarter when we’re able to recognize some of that revenue, which will help drive profitability at that point.

Stephanie July Davis - Citigroup Inc, Research Division - VP & Senior Analyst

All right, that makes sense. And one quick follow-up on the performance side. Just given the increased traction over the prior few quarters in informatics business, could you just give us any color what’s really driving that?

Michael J. Alkire - Premier, Inc. - COO

So this is Mike Alkire. So just a couple of use cases that are pretty prevalent in the market right now. One is service line analytics. So it’s really pulling together all of our clinical data and our supply chain data and our labor data really to help our health care systems understand the profitability and the clinical outcomes associated with each of their lines of business. So that’s probably the #1 driver. The second area is this whole focus on high-value care, which is really our health care systems having an interest in

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Fiscal 2018 Second Quarter Conference Call Transcript

standardizing care across the entire continuum. Now that we have data from a quality standpoint in the nonacute, we also have it in the acute. They’re looking for us to bring those assets to bear to really help them with managing quality across the continuum. The final area is enterprise analytics. So that’s an offering that we’ve launched probably a couple of years ago. And we’re really seeing a lot of uptake in terms of our health care systems using that to improve their margins, standardizing care and then driving that last program I talked about, which was standardizing care across the continuum.

Operator

And our next question comes from Sean Dodge with Jefferies.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

So maybe just staying on Performance Services for a moment. Craig, can you give us a sense of how much revenue you’ve got built in or you’re expecting in the fourth quarter coming in from the performance-based advisory engagements? And maybe help us understand how much advanced visibility you have into those revenue? I know they’re in guidance. Is that something you can pretty clearly see now or are those a little bit riskier?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

I mean, as you would expect in an advisory services business, there is always some portion of your revenue stream out in the future that’s not going to be fixed and determinable as you’re moving through a consulting type operation. But if you look at the back half of the year, again, a lot of visibility to the third quarter informatics business and what we would anticipate and expect to see from the ambulatory reporting period, as we’ve discussed, and then the rest of that business on the technology side, given the SaaS nature of it, is effectively known at this point. So high 90% visibility on the technology side. From an Advisory Services standpoint, while I can’t disclose the exact magnitude of performance-based engagements, many of those are in flight, underway. We have work plans in place with the health care systems that we’re working with and know when we would expect to achieve the savings. And as I’ve talked about in the past, there’s always the potential for some slippage or acceleration depending on how particular engagements are going. But as we indicated, the overall expectation that the segment will perform below the midpoint of the originally established guidance range is where we anticipate that will come in. And I think you’ll see sequential and then kind of normalized third, fourth quarter performance out of that segment of the business.

Sean Wilfred Dodge - Jefferies LLC, Research Division - Equity Analyst

Okay, fair enough. And then maybe, Susan, going back to the efficiency initiatives really quick, the reductions in headcount. Are there any particular areas of the organization those are focused on or are those spread pretty evenly across Premier?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Always, workforce reductions are very difficult and hard. This is 3% of the workforce. It has to do mostly with layers of management as a result of integration of the acquisitions we’ve done over the last few years. So it’s primarily in some of the performance services areas and it relates to acquisition synergies and repositioning resources to where we think the growth is coming in the future.

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Fiscal 2018 Second Quarter Conference Call Transcript

Operator

Our next question comes from Ross Muken with Evercore.

Elizabeth Hammell Anderson - Evercore ISI, Research Division - Associate

This is Elizabeth Anderson in for Ross. I was wondering, in terms of the long-term forces and marketplace changes that you suggested earlier in the presentation, how are you reviewing Amazon’s announcement last week as an opportunity to potentially fit in with this or not?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

So I assume you’re talking about the Amazon, JPMorgan, Berkshire announcement?

Elizabeth Hammell Anderson - Evercore ISI, Research Division - Associate

Yes.

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, it’s interesting. We support and encourage the activity of employers to aggregate their health care services business. In many ways, Premier is an aggregator and we work with other members who are also employers, but they are direct contracting with employers both regionally and nationally. So I would say we encourage it. And we actually think because we have so much data and information on the provider segment and we’ve been all about building, testing and scaling new models for care delivery, we think it’s a net positive and we think it’s an opportunity. And we think there may be other employers who have an interest in going direct to the provider delivery system with the kinds of information, data technology and aggregation to really try to drive cost of care down.

Elizabeth Hammell Anderson - Evercore ISI, Research Division - Associate

Perfect, that’s really helpful. And can you just give us a quick update on where you are in terms of the GPO renewals that you were talking about through last fall?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, we talked about having renewed, auto-renewed or renewed or extended 93% of those member-owner contracts. We have a handful that we’re continuing to work through with our members. They don’t have a lot of urgency about it because the sort of contract date is this coming September 30 of 2018. So we just continue to work with all of them. And we still expect the vast majority of all of our member-owners to have renewed by that time we get to that date.

Operator

Our next question comes from Mohan Naidu with Oppenheimer.

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Fiscal 2018 Second Quarter Conference Call Transcript

Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

Susan, just along the same lines. What do you think in general about the disruption from players such as Intermountain, Ascension trying to create this new generic drug company, or Amazon and JPMorgan trying to do this? What are the real opportunities here for you and how are health systems reacting to all of these?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, there’s just a lot of blurring of lines going on in the health care system generally. What I would say is, Mohan, I think we were anticipating this many years ago. We acquired our own direct sourcing company. We’re already private labeling a generic drug program. We have the capability to find other ways to deal with shortages and pricing transparency. And so a lot of our members are already leveraging those capabilities within Premier and don’t see the need to buy or build their own generic drug company, for example. So I think there will be folks who test different parts of the market. The reality of the analytics you need, the aggregation, the process change, the standardized decision-making, we’ve been doing a lot of those things and will continue to do those. And I think if you drive the savings out, it’s part of why I talked about owning the supply chain outcome, because any one of those things in pieces and parts don’t allow really for owning and changing the overall total supply chain outcome, which is, I think, where everybody’s going to have to get to with the tremendous cost pressure they’re facing.

Michael J. Alkire - Premier, Inc. - COO

Mohan, this is Mike Alkire. I’d like to just add a couple of things. So we actually think of this as an opportunity. So if you think of the Amazon and JPMorgan opportunity, we’ve got the data. We’ve got the transparency. We’ve got the collaboratives to actually help pull employers together to help them if in fact they actually want to go down this path of doing this direct-to-provider sort of health care delivery. So we think there’s an opportunity there. And then on the — where some of the health care systems are coming together to do the manufacturing of generics, obviously, we’re reaching out to those organizations because we think we have the technology platform to aggregate all of that supply. And we think, given the investments we’ve made with our direct sourcing asset, that we can actually contract manufacture or private label depending on what’s going to drive the best value to them.

Mohan A. Naidu - Oppenheimer & Co. Inc., Research Division - MD and Senior Analyst

That’s great. Maybe one quick one on utilization. Craig, you said you’re seeing improving utilization. Is there enough data or stuff that you’re seeing right now that can help us differentiate whether this is just a concentrated utilization towards the end of the calendar year coming from the deductible plans or is this just a general increase in utilization overall?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes. I would tell you, Mohan, it’s still preliminary to really be able to see that. I think we’ve talked in the past that, clearly, we believe there is some seasonality as more people move to consumer-directed plans. And overall, I would think that we’re in an uncertain and pressured environment where longer term, I don’t think you’re going to see high utilization. But right now, we have seen improvement and moderation and think that bodes well for the rest of our fiscal year.

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Fiscal 2018 Second Quarter Conference Call Transcript

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, our sense, Mohan, is that utilization is going to move around the health care system to the most efficient settings with the highest quality outcomes. And so patients in the hospital might be sicker, other patients will be at other sites of care. And as we said in the prepared remarks, it really is behind making sure we have supply chain capabilities, analytic capabilities in all settings so that as it moves, we’re able to support those health care systems in whatever setting it moves to.

Operator

Our next question comes from Donald Hooker with KeyBanc.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

Kind of following up on the earlier question. I’m interested in this national buying program. But I guess, more broadly, I know you guys have made great progress with your members getting them more compliant with low-cost contracts, supply contracts with your GPO. How much — I mean, how do we think about how much more room there is to run? It seems like you guys had made great gains there. Is there sort of a diminishing return there? Or how far do you think we have to go?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes. Thanks, Don. This is Craig. I’ll tee it up and then Susan or Mike can add any color. But as we’ve talked about, we’ve routinely discussed kind of penetration, although we don’t look at an overall penetration metric. We actually talk about by service line. And so there are certain service lines that are very highly penetrated when you think about pharmacy or, for example, our food program. But as you move down into more kind of stereotypical medical surgical categories or into the physician preference type categories or clinician preference type categories, there’s still a lot of runway. Those are down in the more of the 60s to potentially, in a stronger category, 70% penetration. So there’s still a lot of room to drive additional penetration there. And a big part of this committed buying program that we’re launching is to actually attack categories in that arena where you can actually get to standardization, as Mike described, and there is an opportunity to really drive standardization and commitment to get business for the supplier, savings for the member and incremental revenues for Premier longer term.

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, we’ve been pretty intentional about buying analytics assets and the direct sourcing companies so that with this end-to-end strategy, you can solve the total supply chain problem with GPO contracts, with analytics, with e-procurement of capital through an analytics tool, through direct sourcing so that you have the flexibility to go to whichever tool or capability is required to get to the lowest supply chain cost.

Donald Houghton Hooker - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst

And then — and maybe a quick follow-up on the same topic. Now that, I guess, we’re going to — Essensa and Innovatix are going to calendarize here. What is — how do we think about kind of a growth rate from those businesses going forward versus your historical in-patient sort of GPO services?

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Fiscal 2018 Second Quarter Conference Call Transcript

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, this is Craig. I think what we’ve talked about historically in the GPO space is kind of mid-single-digit being the regular growth rate that has historically been comprised of, I’ll say, lower single-digit growth in the acute care footprint and a little bit higher growth in the nonacute care footprint. I think you’ll continue to see that form in that fashion. But longer term, I would expect kind of mid-single-digit overall growth.

Operator

Our next question comes from Sean Wieland with Piper Jaffray.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD and Senior Research Analyst

So how does this remeasurement of the tax receivable agreement affect the future payments to your member owners under that agreement?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes. So the way the tax receivable agreements work is that at such time that we actually file our tax return and take benefit for a tax deduction as a then-enacted tax rate, we pass through 85% of that tax savings to the members. So the short answer to your question is the amount of the payment in the future to the health systems for that tax receivable agreement is reduced because our tax liability is reduced, and so that incremental cash flow will go down longer term.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD and Senior Research Analyst

So how does that affect the thinking of your member owners relative to the revenue share obligations and the overall economic model of doing business with Premier?

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Yes, so as we talked about, Sean, I mean, the way our members view this is a total supply chain relationship, which includes admin fee, share tax distribution, some of them have equity, some of them don’t. But the biggest number of the page is always the supply chain savings target. So I don’t know if you’re at Investor Day or have seen the chart, I think we showed it last quarter, where for every member, they’re talking about with us the ROI that they’re getting. So if they have a $50 million savings target and they’re getting fee share tax distribution, resources and they’re using technology and paying SaaS fees, what is that overall ROI? And that ROI is usually between 5:1 and 15:1, and that’s how they think about it with us. There’s just a lot of parts of the relationship that are bigger numbers to them. This tax distribution thing is a fairly small number for fiscal year ’18 and there’s a large number of owners.

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Fiscal 2018 Second Quarter Conference Call Transcript

Sean William Wieland - Piper Jaffray Companies, Research Division - MD and Senior Research Analyst

Okay. So the $177 million, that is — how many more years are left in the tax receivable agreement? How many years was that for?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

Yes, so the way that — this is Craig. The way the tax receivable agreement works, Sean, is it’s over IRS’ 15-year amortization life. So the $177 million is actually a cumulation over the first 4 years for those member owners that have exchanged equity at the time of the IPO and subsequent to then.

So it actually runs out for at least 15 more years at this point in terms of that remeasurement. So as an example, the amount that we provided to all of the member owners last year attributable to the tax receivable agreement was in the range of $12 million to $13 million.

Sean William Wieland - Piper Jaffray Companies, Research Division - MD and Senior Research Analyst

Okay. And then — so at this new tax rate, that would become what?

Craig S. McKasson - Premier, Inc. - Senior VP & CFO

It would go down by about 36%.

Operator

And our next question comes from Eric Coldwell with Baird.

Eric White Coldwell - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst

I don’t think I can follow that one up and all of my questions have been asked and answered. So let me just say congrats on a nice quarter and update.

Operator

And at this time, I’m showing no further questions. I’d like to turn the call back over to Ms. Susan DeVore for closing remarks.

Susan D. DeVore - Premier, Inc. - President, CEO & Director

Okay. Thanks so much, everybody, for spending time with us today. We look forward to talking with you again on or before our third quarter conference call in early May. So operator, you can now close the call.

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Fiscal 2018 Second Quarter Conference Call Transcript

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program, you may now disconnect. Everyone, have a great day.